As filed with the Securities and Exchange Commission on April 27, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL MONTE FOODS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	One Market @ The Landmark, San Francisco, California 94105	13-3542950
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Del Monte Foods Company 2002 Stock Incentive Plan

(Full Title of the Plan)

James Potter, Esq.

Senior Vice President, General Counsel

and Secretary

Del Monte Foods Company

One Market@The Landmark

San Francisco, California 94105

(Name and Address of Agent For Service)

(415) 247-3000

(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock (par value $0.01 per share) issuable under the 2002 Stock Incentive Plan	11,419,645	$15.80	$180,430,391.00	$12,864.69

(1)	This amount represents a 11,419,645 share increase in the number of shares of common stock authorized for issuance under the Del Monte Foods Company 2002 Stock Incentive Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of shares of Registrant’s Common Stock that may be issuable pursuant to the anti-dilution provisions of the 2002 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based upon the average of the high and low prices of Registrant’s Common Stock on April 23, 2010, as reported on the New York Stock Exchange.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed by Del Monte Foods Company (the “Company”, or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 3, 2009;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended August 2, 2009, November 1, 2009 and January 31, 2010;

(c)	The Registrant’s Current Reports on Form 8-K (or portions thereof as indicated) filed on September 17, 2009 (relating to Item 8.01 only); September 18, 2009; September 25, 2009; September 28, 2009; September 29, 2009; October 1, 2009, October 2, 2009, October 30, 2009, February 2, 2010 and April 1, 2010 (relating to Item 5.02 only); and

(d)	The description of the Registrant’s Common Stock contained in the Prospectus dated February 4, 1999 filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-48235), filed with the Commission on March 19, 1998 and incorporated by reference to Item 1 of the Registration Statement on Form 8-A (No. 001-14335) filed by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission on July 23, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

2.

Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Registrant’s Certificate of Incorporation (as amended and restated) generally provides that Registrant will indemnify each of its directors and officers to the fullest extent permitted by the DGCL and may indemnify certain other persons as authorized by the DGCL. Article IX of Registrant’s Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant or, while a director or officer of Registrant, is or was serving at Registrant’s request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by Registrant to the fullest extent authorized by the DGCL, as the same exists or may be amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article IX of Registrant’s Certificate of Incorporation also provides for the elimination of a director’s liability to Registrant and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

All of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number
4.1	Certificate of Incorporation of Del Monte Foods Company, as amended and restated September 24, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed September 25, 2009).

4.2	Bylaws of Del Monte Foods Company, as amended and restated September 24, 2009 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed September 25, 2009).

4.3	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective July 28, 2009 and approved by the stockholders September 24, 2009 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed September 28, 2009).

*5.1	Opinion of Cooley LLP.

*23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

*23.2	Consent of Cooley LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on page 5).

*	Filed herewith

3.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 27, 2010.

DEL MONTE FOODS COMPANY

By:	/s/ Richard G. Wolford
Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer; Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Meyers and James Potter, each of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard G. Wolford Richard G. Wolford	Chairman of the Board, President and Chief Executive Officer; Director (Principal Executive Officer)	April 27, 2010

/s/ David L. Meyers David L. Meyers	Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer)	April 27, 2010

/s/ Richard L. French Richard L. French	Senior Vice President, Treasurer, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 27, 2010

5.

Signature	Title	Date

/s/ Samuel H. Armacost Samuel H. Armacost	Director	April 27, 2010

/s/ Timothy G. Bruer Timothy G. Bruer	Director	April 27, 2010

/s/ Mary R. Henderson Mary R. Henderson	Director	April 27, 2010

/s/ Victor L. Lund Victor L. Lund	Director	April 27, 2010

/s/ Terence D. Martin Terence D. Martin	Director	April 27, 2010

/s/ Sharon L. McCollam Sharon L. McCollam	Director	April 27, 2010

/s/ Joe L. Morgan Joe L. Morgan	Director	April 27, 2010

/s/ David R. Williams David R. Williams	Director	April 27, 2010

6.

EXHIBIT INDEX

Exhibit Number
4.1	Certificate of Incorporation of Del Monte Foods Company, as amended and restated September 24, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed September 25, 2009).

4.2	Bylaws of Del Monte Foods Company, as amended and restated September 24, 2009 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed September 25, 2009).

4.3	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective July 28, 2009 and approved by the stockholders September 24, 2009 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed September 28, 2009).

*5.1	Opinion of Cooley LLP.

*23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

*23.2	Consent of Cooley LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on page 5).

*	Filed herewith